                                                                   EXHIBIT 10.23

                          SPONSORED RESEARCH AGREEMENT

         RESEARCH AGREEMENT, effective 1 July, 1997, by and between The University of North Carolina at Chapel Hill, having an address at 308 Bynum Hall, Chapel Hill, North Carolina (the "University"), and Renaissance Cell Technologies, Inc., a corporation existing under the laws of the State of Delaware, and having an address P.O. Box 14287, Research Triangle Park, North Carolina 27709 (the "Sponsor").

                                   WITNESSETH:

         WHEREAS, in pursuit of its educational purposes, which include research and training, the University undertakes scholarly research and experimental activities in a variety of academic disciplines; and

         WHEREAS, the Sponsor wishes to fund, and desires that the University undertake, a research program in accordance with said research and training mission, which research program is described more fully in Exhibit A, attached hereto and made a part hereof (hereinafter, the "Research"); and

         WHEREAS, in furtherance of its scholarly research and instructional interests, the University is willing to undertake the Research upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.        Scope of Research

         During the term of this Agreement, the University shall use its best efforts to perform the Research, as described in Exhibit A, attached hereto and made a part hereof and will furnish the equipment and facilities necessary to carry out such Research. Notwithstanding the foregoing, the University makes no warranties or representations regarding its ability to achieve, nor shall it be bound hereby to accomplish, any particular research objective or results.

2.       Personnel

         The research shall be performed by, and under the supervision and direction of, Dr. Lola M. Reid, who shall be designated the Principal Investigator, together with such additional personnel as may be assigned by the University. The University covenants that all personnel and entities (including any other universities or other organizations) performing research hereunder have an, and shall be notified in writing of their, obligation to assign all of their rights, title and interest to and in any invention resulting from the Research to the University. If for any reason the Principal Investigator is unable to continue to serve as Principal Investigator, and a successor acceptable to both the University and the Sponsor is not available, this agreement may be terminated as provided in Article 10(b).

3.       University Policies and Procedures

         All research conducted hereunder shall be performed in accordance with established University policies and procedures, including, but not limited to, policies and procedures applicable to research involving human subjects, laboratory animals, and hazardous agents and materials.

4.       Reimbursement of Costs.

         The Sponsor shall reimburse the University for all direct and indirect costs incurred by the University in connection with the Research in an amount not to exceed $450,000.00 per year for each of the first two (2) years hereunder ($50,000 of which in each of the first two years shall be for building upfit). After the first two years, the parties shall agree to each following year's budget prior to commencement of such year. Of such annual funding amount, excluding building upfit, not more than twenty-five percent (25%) shall be applied to the University's indirect costs. Provided, however, that the University may submit to the Sponsor at any time, and the Sponsor may at its discretion approve in writing, requests for additional funds. University shall keep accurate financial records relating to the Research and shall make such records reasonably available to Sponsor. However, the Sponsor is not liable for any cost in excess of the amount specified herein, unless this Agreement is modified to indicate such in writing by both parties. All checks shall be made payable to The University of North Carolina at Chapel Hill, shall include reference to the University Principal Investigator and his department, and shall be sent to: S. Kent Walker, 440 W. Franklin St., CB#1350, UNC-CH, Chapel Hill, NC 27599-1350. Payments shall be made in accordance with the following schedule: one-quarter (1/4) of the annual budget on the date of signing of the agreement, and equal quarterly payments thereafter for the term of the agreement.

5.       Research Reports

         The University through the Principal Investigator shall prepare and maintain records, including bound laboratory notebooks maintained in accordance with generally accepted standard scientific procedures containing all appropriate data reflecting results of the Research, with each page containing at least two (2) signatures. The Principal Investigator shall furnish to the Sponsor during the term of this Agreement periodic informal written reports regarding the progress of the Research. A final report setting forth the significant research findings shall be prepared by the Principal Investigator and submitted to the Sponsor within ninety (90) days following the expiration of the term of this Agreement or the effective date of early termination, as set forth in Article 10. In addition, the Principal Investigator will make oral technical reports to Sponsor not less frequently than quarterly relating to research activities conducted and results and accomplishments achieved therefrom during the prior quarter in connection with the Research. Sponsor will have the opportunity to observe the work being carried on by the University in its laboratories on a reasonable basis.

6.       Publication

         The University reserves, on behalf of the Principal Investigator and other University employees and/or students, the right to disseminate information, or to publish any material resulting from the Research; provided, however, the University shall make no such disclosure unless the University shall have provided the Sponsor with a copy of any proposed publication forty-five (45) days in advance of the submission by the University or any University author to a third party of any written materials intended for publication. If the Sponsor notifies the University that proposed disclosure contains Sponsor's Confidential Information, the University shall remove or cause the author to remove such Sponsor Confidential Information prior to submission for publication or other public disclosure. The Sponsor may request, and the University shall agree to, a delay of such proposed publication for an additional period, not to exceed forty-five (45) days, in order to protect the potential patentability of any invention described therein by having the University prepare and file a patent application. The Sponsor, at its election, shall be entitled to receive in any such publication an acknowledgment of its sponsorship of the Research. It is specifically agreed that nothing contained in this agreement will interfere with the publication or oral defense of research theses and dissertations of graduate students.

7.       Proprietary Information

         All confidential information of either party disclosed to the other party in connection with the Research hereunder ("Confidential Information") will be treated by the receiving party as confidential and restricted in its use to only those uses contemplated by the terms of this Agreement. Any information which is to be treated as confidential must be clearly marked as confidential prior to transmittal to the other party. If such Confidential Information is disclosed orally, it shall be identified as being confidential at the time of disclosure, and shall thereafter be reduced to writing within 30 days, marked as confidential, and transmitted to the receiving party. The Sponsor may submit Confidential Information only to the Principal Investigator, who shall be free to refuse to accept such Confidential Information. The obligations of this paragraph shall survive and continue for five (5) years after termination of this Agreement. Specifically excluded from such confidential treatment shall be information which: (a) is or becomes part of the public domain, through no fault of the receiving party; (b) is lawfully disclosed to the receiving party by a third party who is not obligated to retain such information in confidence; (c) is independently developed at the receiving party by someone not privy to the confidential information;
         (d) is required to be disclosed to comply with applicable laws or governmental regulations, provided that the disclosing party receives prior notice of such disclosure and that the receiving party takes all reasonable and lawful actions to minimize the extent of such disclosure, and if possible to avoid such disclosure; or (e) as of the date of its disclosure and/or delivery is already known to the party receiving such information, except in the case of disclosures of information between Sponsor and the Principal Investigator.

         Each party shall retain full ownership of all its Confidential Information in the possession of the other party. At the termination of this Agreement, each party shall secure the return of, or destroy, any Confidential Information that is in its possession and that is in its possession and that is owned by the other party, except that each party may retain one copy of such Confidential Information for archival purposes.

8.       Results of the Research

         (a) All rights in any inventions or discoveries, whether or not patentable, that are developed, conceived or reduced to practice in the course of the Research solely by University employees shall be property of the University ("University Inventions"). All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice jointly by University employees and Sponsor employees in the course of the Research shall be jointly owned by the University and the Sponsor ("Joint Inventions"). All rights in any inventions or discoveries whether or not patentable, that are developed, conceived or reduced to practice in the course of the

         Research solely by Sponsor employees shall be property of the Sponsor. The University shall promptly report to the Sponsor any University Inventions or Joint Inventions by University employees.

         (b) The University hereby grants the Sponsor a first option to obtain an exclusive license under any University Inventions or Joint Inventions that are developed, conceived during the term of this Agreement, or reduced to practice during the term of this Agreement or during the one-year period following termination of this Agreement. The University agrees to notify the Sponsor of any such inventions promptly and in writing. This option for University Inventions or Joint Inventions shall become effective when the Sponsor receives notice from the University and shall remain open for ninety (90) days. During this ninety (90) day period, the University will make available to the Sponsor information that the Sponsor reasonably requests which would be useful and necessary in evaluating such University Invention or Joint Invention, subject to reasonable confidentiality requirements that may be imposed by the University. The Sponsor shall indicate the exercise of its option by written notification to the University. Upon receipt of such notice, the University and Sponsor shall negotiate an exclusive license under such University Invention or Joint Invention under the terms of the attached Principles of License Agreement.

         (c) If the Sponsor fails to exercise its exclusive license option to any University Invention or Joint Invention within the applicable option period, or if the Sponsor notifies the University in writing that it will not exercise such option, then the University shall be free to offer its rights in such University Invention to any third party or to offer its rights in such Joint Invention to any third parties, subject, for one year after Sponsor's failure to exercise its exclusive option, to the requirement that the University not offer such rights to any other party on terms and conditions more favorable to such third party than those offered to Sponsor. The foregoing notwithstanding, the Sponsor retains its rights in any Joint Invention.

         (d) During any option period applicable to a University Invention, the University agrees, if requested by the Sponsor, to cause U.S. or foreign patent applications to be filed and prosecuted in its name at the Sponsor's expense, using patent counsel reasonably acceptable to the Sponsor. The University shall consult with the Sponsor regarding the preparation, filing, prosecution, and maintenance or such patent applications and shall furnish to the Sponsor copies of documents relating thereto in sufficient time to enable the Sponsor to comment on them prior to filing. If the Sponsor declines to license such University Invention, then the University shall have no further obligation to obtain patent protection for such University Invention and the Sponsor shall have no further obligation to reimburse the University for its expenses. If the Sponsor elects to license such University Invention, then the responsibility for patenting such University Invention and any associated expenses shall be governed by the terms of the resulting license agreement. In the event that the University desires to file a patent application with respect to a University Invention, and the Sponsor does not agree to reimburse the University's expenses by written confirmation made within sixty (60) days after the receipt of written notification from the University of its intent to file such patent application, the University may file and prosecute such patent at its own expense and the Sponsor shall have no further rights under this Agreement with respect to such University Invention and University shall be free to license to third parties.

         (e) During any option period applicable to a Joint Invention, the Sponsor shall have the first right to cause patent applications to be filed and prosecuted in the names of both parties at the Sponsor's expense using patent counsel reasonably acceptable to the University. The Sponsor shall consult with the University regarding preparation, filing, prosecution, and maintenance of such patent applications and shall furnish to the University copies of documents relating thereto in sufficient time to enable the University to comment on them prior to filing. If the Sponsor elects to license such Joint Invention pursuant to Section 8(b) hereof, then the responsibility for patenting such Joint Invention and any associated expenses shall be governed by the terms of the License Agreement. If the Sponsor elects not to license such Joint Invention or not to seek patent protection for such Joint Invention, then the University shall be free to cause patent applications to be filed and prosecuted in the names of both parties at the University's expense using patent counsel reasonably acceptable to the Sponsor. The University shall consult with the Sponsor regarding the preparation, filing, prosecution, maintenance of such patent applications and shall furnish to the Sponsor copies of documents relating thereto in sufficient time to enable the sponsor to comment on them prior to filing.

9.       Ownership Of Property

         Title to any equipment purchased or manufactured by the University in the performance of the work funded under this Agreement shall vest in the University; provided, however, the Principal Investigator shall be entitled at all times to designate the placement of and access to such equipment in the Principal Investigator's laboratory or such other location at the University as designated by the Principal Investigator and approved by the Principal Investigator's Department Chair.

10.      Term and Termination

         (a) This Agreement shall commence on the date hereof and remain in effect until terminated by mutual consent. In addition, either party may terminate this Agreement upon twelve (12) months' prior written notice to the other; provided, however, that no such notice may be given prior to the first anniversary of the date hereof.

         (b) Upon receipt of notice of termination, the University shall use its best efforts promptly to limit or terminate any outstanding commitments and to conclude the work. All costs associated with such termination shall be reimbursable, including, without limitation, all non-reimbursed costs and non-cancelable commitments incurred prior to the receipt of the notice of termination, such reimbursement together with other payments not to exceed the total estimated project cost specified in Article 4.

         (c) The provisions of paragraphs 5, 6, 7, 8, 9, 12, 14, 15 and 20 shall survive such termination of this Agreement.

11.      Notices

         Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage paid, addressed to the parties as follows (or at such other addresses as the parties may notify each other of in writing) :

                The University of North Carolina at Chapel Hill:

Dr. Robert P. Lowman
Associate Vice Provost for Research
Office of Research Services
The University of North Carolina at Chapel Hill
CB #4100, Bynum Hall
Chapel Hill, North Carolina 27599-4100


                                    Sponsor:

Renaissance Cell Technologies, Inc.
P.O. Box 14287
Research Triangle Park, North Carolina  27709
Attention:  W. Bennett Love


12.      Use of University Name

         Sponsor shall not employ or use the name of the University in any promotional materials, advertising, or in any other manner without the prior express written permission of the University, except that Sponsor and its majority shareholder each may, during the term of this Agreement, state that it is sponsoring the Research at the University and to disclose the terms of this Agreement to prospective investors, sublicensees, investment bankers, regulatory authorities, in connection with its financing, regulatory, development and stockholder relations activities or that it may deem to be required in any prospectus, offering memorandum, or other document or filing prepared in connection with Sponsor's compliance obligations under applicable securities laws or other applicable law or regulation; provided, that Sponsor uses the following language, or a reasonably approximation thereof: (1) "...based upon inventions licensed from the University of North Carolina at Chapel Hill;" or (2) "...based upon research conducted at the University of North Carolina at Chapel Hill." Otherwise Sponsor shall have given University at least five (5) days prior written notice of the proposed text of any such identification or disclosure for the purpose of giving University the opportunity to comment on such proposed text. In no event shall the sponsoring of the Research be considered to be an endorsement by the University of any commercial product which may result, indirectly or directly, from the Research.

13.      Relationship of the Parties

         The University, for all purposes related to this Agreement, shall be deemed an independent contractor of the Sponsor, and nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venturers.

14.      Indemnification

         Each of the parties hereby agrees to indemnify, defend and hold harmless the other, its directors, employees, students and agents from and against any loss, claim, damage or liability of any kind arising out of or in connection with the act(s) or failure(s) to act of the indemnifying party's directors, employees, students or agents in connection with the performance of this Agreement, and/or involving the indemnifying party's use and/or possession of the results of the Research and/or biological samples or other materials provided by the indemnified party to the indemnifying party pursuant to the Research. Notwithstanding any other provision of this section, University's obligations hereunder shall be subject to the provisions of the North Carolina Tort Claims Act, NCGS 143-291, et seq.

15.      No Warranties

         The University makes no warranties, either express or implied, as to any matter, including, without limitation, the results of the research or any inventions or product, tangible or intangible, conceived, discovered or developed under this Agreement; or the merchantability or fitness for a particular purpose of the research results of any such invention or product. The University shall not be liable for any direct, consequential or other damages suffered by the use of the research results or any such invention or product. The University represents that it has all requisite power and authority to enter into this Agreement. Each party represents that this Agreement constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms.

16.      Force Majeure

         The University shall not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the University's control, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortage, disease, or similar occurrences.

17.      Severability

         In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

18.      Entire Agreement; Amendments

         This Agreement and the Exhibits hereto contain the entire agreement between the parties. No amendments or modifications to this Agreement shall be effective unless make in writing and signed by authorized representatives of both parties.

19.      Similar Research

         Nothing in this Agreement shall be construed to limit the freedom of the University or of its researchers who are participants under this Agreement, from engaging in similar research made under other grants, contracts or agreements with parties other than the Sponsor; provided, that before such similar research is conducted by the Principal Investigator or by investigators under the supervision of the Principal Investigator, the University will offer to Sponsor the opportunity to fund such research at the funding level and on similar terms proposed by the University to the other party.

20.      Governing Law

         This Agreement shall be governed by and construed in accordance with the law of North Carolina.

21.      Counterparts

         This Agreement may be executed in several counterparts, and each such counterpart shall be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.


THE UNIVERSITY OF NORTH CAROLINA            SPONSOR
AT CHAPEL HILL

By    /s/ ROBERT P. LOWMAN                       By:   /s/ RICHARD W. REICHOW
      -----------------------                          ----------------------

Robert P.  Lowman, Ph.D.                         Name:  Richard W. Reichow
Associate Vice Provost,                                 ------------------
Office of Research Services                      Title: Chief Financial Officer
                                                        -----------------------
Date      8/19/97                                Date:  September 4, 1997
      --------------                                    -----------------------

Consented to by Principal Investigator:

By    /s/ LOLA M.  REID
      -----------------

Title     Professor
      -----------------

Date     July 1, 1997
      -----------------

                         PRINCIPLES OF LICENSE AGREEMENT

                                     between

                 THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL

                                       and

                       RENAISSANCE CELL TECHNOLOGIES, INC.

The following are the basic terms under which the University and Sponsor agree that University shall license to Sponsor all University rights to and in any University Inventions and Joint Inventions (hereinafter, "Inventions") which are subject to Article 8 of the foregoing Sponsored Research Agreement:

1.       The University shall retain its ownership of any Inventions.

2. As to each Invention, University will grant an exclusive license (except for any rights which may be held by the United States Government resulting from any sponsorship by the Government of research leading to an Invention) to practice the Invention(s). Each such license will be world-wide and for a term expiring upon expiration of the patent(s) covering the Invention(s).

3. There will be an issue fee (not to exceed $50,000 and, with respect to the first license hereunder, 12,500 shares of Sponsor Common Stock) for any license negotiated hereunder and such license will be royalty-bearing. The royalty rate for such license will be 1% of the first $50 million of annual net sales of a product or service; 1-1/2% of annual net sales between $50 million and $100 million; and 2% of annual net sales in excess of $100 million. In the event the Sponsor sublicenses the Invention to a third party, the royalty paid to the University will not exceed 25% of the royalty received by Sponsor; subject to a minimum royalty paid to the University of 1% of annual net sales.

4. Any such license will contain at least the following diligence requirements:

         (a) Minimum annual royalties, which shall begin upon first commercial sale; and

         (b) Mutually acceptable milestones or minimum funding of research according to which reasonable levels of commercialization of the Invention(s) will be required. Such milestones or minimums shall be usual and customary for the life sciences industry. Payments to University upon achievement of such milestones or minimums shall not exceed $50,000.00 ($100,000.00 in the event that University is not issued Common Stock pursuant to Section 3 above). Sponsor's failure to achieve negotiated milestones will result in termination of the license or its conversion to a non-exclusive license, at University's sole option.

5. Sub-licensing will be permitted, subject to University approval, which shall not be unreasonably withheld. University shall receive royalties on sub-license net sales of licensed product as if those net sales were made by Sponsor, subject to Section 3 above. University shall receive a percentage of non-royalty consideration received by Sponsor from any sub-licensee that is commensurate to University's appropriate royalty set forth above. All sub-licenses will be assigned to University in the event the Sponsor's license is terminated or converted to a non-exclusive license.

6. Sponsor will reimburse University for all reasonable out-of-pocket expenses necessary to prosecute and maintain patents on the Invention in the United States and in all mutually agreed-upon foreign countries. In the event the University wishes to file patent applications in non-U.S. countries for which the Sponsor is not willing to pay, the University shall be free to proceed with such filing at its own expense and the Sponsor shall have no license to the Invention in such country(ies). Patent counsel shall be chosen by the University, subject to the reasonable approval of Sponsor where Sponsor is reimbursing patent expenses.

7. University will not warrant the validity of any patents included in the license, or the usefulness, accuracy, or safety of Invention(s) and/or associated know-how.

8. Each of the parties shall indemnify and hold harmless the other, its directors, employees and students from loss and/or damages arising from its use and/or possession of the Inventions or from the practice of any license entered into hereunder. University's obligations hereunder shall be subject to the North Carolina Tort Claims Act, NCGS 143-291, et seq.

9. University will reserve the right to use any licensed technology for its own research, educational and teaching purposes.

10. Additional conventional provisions concerning such things as record-keeping, assignability, publicity, marking, construction, and choice of laws will also be negotiated.



                                       2